MUNIINSURED FUND, INC.

FILE # 811-5190

ATTACHMENT 770

TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
2/16/00	Dept. of Wtr & Pwr of city of LA 6.10 2/15/17	$3,000,000	$336,905,000	JP Morgan
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